Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Adam C. Derbyshire	Mike Freeman
	Senior Vice President and	Executive Director, Investor Relations and
	Chief Financial Officer	Corporate Communications
	919-862-1000	919-862-1000

SALIX PHARMACEUTICALS ANNOUNCES POSITIVE RESULTS OF RIFAXIMIN STUDY

XIFAXAN Study Suggests Potential Use in the Prevention of Shigellosis

RALEIGH, NC, November 9, 2004 - Salix Pharmaceuticals, Ltd. (Nasdaq:SLXP) today announced results of a study entitled “Double-Blind, Placebo-Controlled Trial to Evaluate the Use of Rifaximin to Prevent Diarrhea in Volunteers Challenged with Shigella flexneri.” David N. Taylor, M.D., formerly Research Professor in the Department of International Health at Johns Hopkins School of Public Health, and currently Vice President, Medical and Safety and Chief Medical Officer of Salix, will present the abstract and oral proceedings of the study results on Wednesday, November 10 at the 53rd Annual Meeting of the American Society of Tropical Medicine and Hygiene.

In this double-blind, placebo-controlled trial, 25 healthy volunteers received either prophylactic XIFAXAN™ (rifaximin) at a dose of 200 mg tid (15 volunteers) or matching placebo (10 volunteers) for three days. Ninety minutes after receiving the fourth dose of rifaximin or placebo all 25 volunteers were challenged with 1,000 to 1,500 colony-forming units of a rifaximin-susceptible strain of Shigella flexneri. All volunteers were monitored for diarrhea and dysentery on Days 0 to 5 by assessing stools for weight, consistency and the presence of blood. Serum antibodies and antibody-secreting cells were measured on Day 0 and on Days 8 and 14 after challenge. None of the 15 subjects who received rifaximin compared with 6 of 10 (60%) who received placebo met the definition of diarrhea (p = 0.001). None of the rifaximin recipients were colonized with Shigella or demonstrated an immune response, as defined by a four-fold rise in antibody titer. Five of 10 (50%) placebo recipients were colonized with Shigella, and 8 of 10 (80%) demonstrated a significant immune response. These results suggest that prophylactic rifaximin was effective compared with placebo in preventing shigellosis in this setting.

Commenting on the study, Dr. Taylor stated, “This study was based upon the hypothesis that rifaximin could be used to prevent shigellosis by eradicating the Shigella organism before tissue invasion occurred in the colon. The results of this study support our hypothesis that, whereas treatment of severe shigellosis requires systemically available antibiotics, the prevention of shigellosis may be achieved with the use of a nonsystemic, gut-specific antibiotic like rifaximin. Rifaximin has several advantages as a prophylactic agent, namely, it is safe and well tolerated, it does not modify the colonic flora, it is effective against the most commonly occurring bacterial pathogens and it has no cross resistance to the systemically available fluoroquinolone antibiotics. The findings of this study, combined with findings reported earlier this year regarding the prophylactic efficacy of XIFAXAN in travelers’ diarrhea, may serve as the basis for future investigation of the use of XIFAXAN in preventing the transmission of certain bacterial infections in hospitals and other communal settings.”

Shigellosis Background

Shigellosis is a diarrheal illness caused by bacteria of the genus Shigella. Shigellosis affects approximately 165 million individuals and causes over one million deaths worldwide each year. Shigellosis has been linked to the development of post-infectious irritable bowel syndrome. A 2002 National Institute for Allergy and Infectious Diseases Blue Ribbon Panel on Bioterrorism identified Shigella as being among potentially important bioterrorism weapons.

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic drugs, complete any required development and regulatory submission of these products, and market them through the Company’s 100-member gastroenterology specialty sales and marketing team. Salix markets COLAZAL®, XIFAXAN™, AZASAN®, ANUSOL-HC® and PROCTOCORT®. COLAZAL® is

an anti-inflammatory drug approved for the treatment of mildly to moderately active ulcerative colitis. XIFAXAN (rifaximin) tablets 200 mg are indicated for the treatment of patients (≥12 years of age) with travelers’ diarrhea caused by noninvasive strains of Escherichia coli. XIFAXAN should not be used in patients with diarrhea complicated by fever or blood in the stool or diarrhea due to pathogens other than Escherichia coli. XIFAXAN should be discontinued if diarrhea symptoms get worse or persist more than 24-48 hours and alternative antibiotic therapy should be considered. In clinical trials, XIFAXAN was generally well tolerated. The most common side effects (vs. placebo) were flatulence 11.3% (vs. 19.7%), headache 9.7% (vs. 9.2%), abdominal pain 7.2% (vs. 10.1%) and rectal tenesmus 7.2% (vs. 8.8%). A granulated mesalamine product also is under development.

For full prescribing information on XIFAXAN, please visit www.salix.com.

Salix trades on the Nasdaq National Market under the ticker symbol “SLXP”.

Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include market acceptance for products, our reliance on our first few products including specifically COLAZAL and XIFAXAN, intellectual property risks, management of rapid growth, and the need to acquire additional products. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.

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